Exhibit 99.4

CONSENT

Bowen Acquisition Corp has filed a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the “Registration Statement”). As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

September 10, 2024

/w/ Wei Liang
Wei Liang